EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT



                                                        State of Incorporation:

         Computer Marketplace, Inc.                     Massasschusetts

         Pinneast.com, Inc.                             South Carolina

         CeleXx Special Applications Group, Inc.        Florida

         CeleXx Canada Ltd.                             Ontario, Canada